Exhibit 10.5

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2025, by and among comScore, Inc., a Delaware corporation (the “Company”), and the party identified on the signature page hereto as “STOCKHOLDER” (the “Stockholder”). The Company and the Stockholder are sometimes referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Exchange Agreement (as defined below).

WHEREAS, the Stockholder is the record holder of 31,928,301 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”) and does not beneficially own any shares of common stock, par value $0.001 per share, of the Company (“Common Stock”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Stockholder entered into a Stock Exchange Agreement (the “Exchange Agreement”), relating to the exchange of the Series B Preferred Stock for (i) shares of Series C Convertible Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) and (ii) shares of Common Stock (the transactions contemplated by the Exchange Agreement, the “Exchange”); and

WHEREAS, as a material inducement and condition to the Company entering into the Exchange Agreement and to consummate the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement pursuant to which (among other things), the Stockholder shall agree to vote all shares of Common Stock and Series B Preferred Stock that the Stockholder is entitled to vote (such shares, the “Subject Shares”) on the matters submitted to the stockholders of the Company at the Stockholder Meeting (as defined below) on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the benefits to be derived by the Stockholder in connection with the transactions contemplated by the Exchange Agreement and the mutual covenants and agreements contained herein and in the Exchange Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Voting Agreement; Irrevocable Proxy.

(a) Prior to the Termination Date (as defined below) and subject to the Series B Certificate of Designations and the Existing Stockholders Agreement, the Stockholder irrevocably and unconditionally agrees that the Stockholder shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, of the Company in connection with the Exchange (the “Stockholder Meeting”), appear at such Stockholder Meeting (in person or by proxy) or otherwise cause the Subject Shares to be counted as present thereat for purpose of establishing a quorum and vote, or cause to be voted at such Stockholder Meeting, all Subject Shares:

(i) in favor of the approval of (a) the issuance of the Exchange Shares in accordance with the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), (b) the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (as amended) in the form attached as Exhibit C to the Exchange Agreement (the “COI Amendment”) and (c) any other proposal put forth by the Company in connection with the Exchange; provided, however, that the Stockholder will vote, or cause to be voted at such Stockholder Meeting, all Subject Shares to “abstain” on any proposal seeking approval of the disinterested stockholders of the Company;

(ii) against approval of any proposal made in opposition to or competition with consummation of the Exchange and the Exchange Agreement;

(iii) against approval of any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with or delay the consummation of the Exchange or any of the other transactions contemplated by the Exchange Agreement or this Agreement; and

(iv) in favor of any proposal to adjourn or postpone the Stockholder Meeting to a later date if there are not sufficient votes to approve the proposals contemplated by Section 1(a)(i).

(b) The Stockholder hereby agrees to provide its written consent in connection with the COI Amendment, the issuance of Preferred Stock, the Exchange and the other matters contemplated by the Exchange Agreement pursuant to Section 4.1 of the Existing Stockholders Agreement.

(c) Any attempt by the Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Subject Shares in contravention of this Section 1 shall be null and void ab initio. To the extent the Stockholder is the beneficial owner, but not the holder of record, of any Subject Shares, the Stockholder agrees to take all actions necessary to cause the holder of record and any nominees to vote (or exercise a consent with respect to) all of such Subject Shares in accordance with this Section 1.

(d) Notwithstanding anything to the contrary in this Agreement but subject to the Series B Certificate of Designations and the Existing Stockholders Agreement, the Stockholder shall remain free to vote (or execute consents or proxies with respect to) the Subject Shares with respect to any matter other than as set forth in Section 1(a) and Section 1(b) in any manner the Stockholder deems appropriate.

(e) Irrevocable Proxy. The Stockholder hereby agrees that, during the period commencing on the date hereof and ending on the Termination Date, the Stockholder hereby irrevocably appoints the Company or any individual designated by the Company, including the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Stockholder, to vote (or cause to be voted) the Subject Shares held of record by the Stockholder, in the manner set forth in Section 1, at any Stockholder Meeting, however called, or in connection with any written consent of the stockholders of the Company. The power of attorney granted by the Stockholder hereunder is a durable power of attorney coupled with an interest and shall survive the death, incapacity, illness, bankruptcy, dissolution or other inability to act of the Stockholder. With respect to Subject Shares as to which the Stockholder is the beneficial owner but not the holder of record, the Stockholder shall cause any holder of record of such Subject Shares to grant to the Company or any individual designated by the Company, including the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, a proxy to the same effect as that described in this Section 1(e). The exercise of the foregoing proxy shall not relieve the Stockholder from any liability hereunder for failing to comply with the terms of this Agreement. The Stockholder hereby affirms that the proxy set forth in this Section 1(e) is irrevocable, is coupled with an interest sufficient by applicable Law to support an irrevocable proxy, and is granted in consideration of the Company entering into the Exchange Agreement; provided, that, for the avoidance of doubt, the proxy set forth in this Section 1(e) shall terminate automatically upon termination of this Agreement in accordance with Section 4(a). The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of the Stockholder’s Subject Shares and a vote by the Stockholder of the Stockholder’s Subject Shares.

2. Transfer Restrictions; No Conflicting Agreements.

(a) The Stockholder agrees not to, directly or indirectly (including, if applicable, by Transferring (as defined below) any equity interests in the Stockholder or any other person or by the taking of any action by any other person that, if taken by the Stockholder, would be a violation of this Section 2), sell, transfer, pledge, encumber, assign or otherwise transfer or dispose of (including by gift or by contribution or distribution to any trust or similar instrument or to any beneficiaries of the Stockholder) (collectively, “Transfer”) any of the Stockholder’s Subject Shares, or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of any of the Stockholder’s Subject Shares, except as contemplated or permitted by the Exchange Agreement and this Agreement; provided, that the foregoing restriction in this Section 2(a) shall not apply to any action taken in connection with the previously announced merger of Charter Communications, Inc. and Liberty Broadband Corporation. Until the Termination Date, the Stockholder shall not enter into any voting agreement, voting trust or similar arrangement or understanding with respect to any of the Stockholder’s Subject Shares, grant any proxy, consent or power of attorney with respect to any of the Stockholder’s Subject Shares or take any action that would make the representations and warranties of the Stockholder contained in this Agreement untrue or incorrect, violate or conflict with the Stockholder’s covenants and obligations under this Agreement or otherwise have the effect of restricting, preventing or disabling the Stockholder from performing any of its obligations under this Agreement.

(b) Additional Purchases; Adjustments. The Stockholder agrees that any additional shares of capital stock or other equity of the Company that the Stockholder purchases or otherwise acquires or with respect to which the Stockholder is entitled to vote after the execution of this Agreement and prior to the Termination Date shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Subject Shares as of the date hereof (and shall be deemed “Subject Shares” for all purposes hereof) and the Stockholder shall promptly notify the Company of the existence of any such after-acquired Subject Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Subject Shares, the terms of this Agreement shall apply to the resulting securities.

(c) Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Shares in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio, with no further action required by or on behalf of the Company. If any involuntary Transfer of the Stockholder’s Subject Shares shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement.

3. Representations and Warranties.

(a) The Stockholder, individually and on behalf of itself only (and not jointly and severally), hereby acknowledges and affirms the truth and accuracy of the representations and warranties set forth in the Exchange Agreement and such representations and warranties are incorporated herein as if set forth herein in their entirety.

(b) Except for this Agreement, the Series B Certificate of Designations and the Existing Stockholders Agreement, the Stockholder (i) has not entered into any voting agreement, voting trust or similar arrangement or understanding with respect to any of the Stockholder’s Subject Shares, (ii) has not granted a proxy, consent or power of attorney with respect to any of the Stockholder’s Subject Shares and (iii) has not taken any action that would make the representations and warranties of the Stockholder contained in this Agreement untrue or incorrect, violate or conflict with such Stockholder’s covenants and obligations under this Agreement or otherwise have the effect of restricting, preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

4. Miscellaneous.

(a) Effectiveness; Termination. This Agreement shall be effective upon execution hereof by the Parties hereto and shall terminate upon the termination of the Exchange Agreement in accordance with Section 7 thereto (the “Termination Date”).

(b) Each of Sections 8(a) (Amendment), 8(b) (Fees and Expenses), 8(c) (Survival of Representations and Warranties), 8(d) (Governing Law), 8(e) (Consent to Jurisdiction), 8(f) (Remedies), 8(g) (Waiver of Jury Trial), 8(h) (Notices), 8(i) (Beneficiaries and Enforcement of Agreement), 8(j) (No Waiver), 8(k) (Binding Effect; Assignment), 8(l) (Severability), 8(m) (Further Assurances), 8(n) (Headings; General Interpretive Principles), 8(o) (Counterparts; Electronic Signature) and 8(r) (Special Committee Approval) of the Exchange Agreement shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, the undersigned have caused this Stockholder Support Agreement to be executed as of the date first written above.

COMPANY:

COMSCORE, INC.

By:	/s/ Mary Margaret Curry
Name:	Mary Margaret Curry
Title:	Chief Financial Officer and Treasurer

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Stockholder Support Agreement to be executed as of the date first written above.

STOCKHOLDER:

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig Troyer
Name:	Craig Troyer
Title:	Senior Vice President

[Signature Page to Stockholder Support Agreement]